Exhibit 99.1

INDIEV, INC. AND MALACCA STRAITS ACQUISITION COMPANY LIMITED ENTER BUSINESS COMBINATION AGREEMENT

DEVELOPER OF INDI ONE ELECTRIC VEHICLE PLANS TO GO PUBLIC ON NASDAQ CAPITAL MARKET

Los Angeles CA, Sept. 26, 2022 (GLOBE NEWSWIRE) -- Indiev, Inc. (“INDIEV”), an electronic vehicle company specializing in the design of next generation electric vehicles, and Malacca Straits Acquisition Company Limited (Nasdaq: MLAC) (“Malacca”), a special purpose acquisition company (SPAC), today announced they have entered into a definitive merger agreement for a business combination that will result in INDIEV becoming a wholly-owned subsidiary of Malacca.

INDIEV was founded in 2017 on the idea that the future of personal mobility will no longer be defined solely by horsepower or top speed, but rather from the connectivity, customizability, and processing power offered to drivers and passengers. Currently, the gap between the level of computing power available to individuals on their phones and at home compared to their personal vehicles is astronomical.

Under the terms of the merger agreement, INDIEV will merge with a wholly-owned subsidiary of Malacca and the holders of the outstanding INDIEV shares will receive shares in Malacca valued at $600 million (subject to adjustments). In addition, the holders of INDIEV shares will be eligible to earn up to an additional 20,000,000 shares (approximately $200 million at current prices) on the achievement of performance milestones related to the price of the combined company’s common stock for the period starting 150 days after the closing until December 31, 2024 and vehicle sales targets for the first and second full years following closing.

Concurrently with the signing of the Merger Agreement, Mr. Hai Shi, founder and Chief Executive Officer of INDIEV has signed a subscription agreement to purchase $15 million of shares in Malacca at a price of $10.00 per share (the “PIPE Transaction”).

“This transaction marks a significant milestone for INDI, expanding financial and strategic opportunities as we transition from design to manufacturing of our INDI One,” said Mr. Hai Shi, Chief Executive Officer of INDIEV. “I would like to thank the entire INDI team for bringing us to this milestone, and Malacca for providing this opportunity to write the next chapter of INDI’s story.”

“We are impressed not only with INDI’s unique automotive designs and its vision, but with the level of development that they have achieved and the efficiency with which they have deployed capital,” said Mr. Gordon Lo, Chief Executive Officer of Malacca. “We see this acquisition as a significant value driver for our shareholders.”

INDIEV’s executive officers, including Mr. Shi, will lead the combined company. Prior to closing INDIEV is expected to appoint a board of directors of five individuals, which will meet all corporate governance requirements for continued listing on the Nasdaq Capital Market, including a majority of independent directors, and any required California state diversity requirements.

The Boards of Directors of both INDIEV and Malacca have unanimously approved the proposed merger, which is subject to customary closing conditions, including receipt of all regulatory approvals, approval of the proposed merger by INDIEV and Malacca’s shareholders, and approval for listing of the combined company’s shares on the Nasdaq Capital Market.

The closing under the merger agreement and the PIPE transaction is anticipated to occur in the first quarter of 2023, with Malacca to domesticate from the Cayman Islands to a Delaware corporation prior to the closing. Malacca will be rebranded and operate as “INDI Electric Vehicles Inc.” and is expected to list on Nasdaq under the ticker symbol “INEV.”

Sheppard Mullin Richter & Hampton, LLP served as legal advisors to INDIEV. Ellenoff Grossman & Schole LLP served as legal advisors to Malacca. Maples Group acted as Cayman Islands counsel to Malacca.

Additional information about the transaction will be provided in a Current Report on Form 8-K to be filed by Malacca with the Securities and Exchange Commission (“SEC”) and will be available at the SEC’s website, www.sec.gov.

About INDIEV

INDIEV is the future of smart mobility. Created in Los Angeles, California in 2017, INDIEV specializes in the design of the next generation of electric vehicles. The company’s first model, INDI One, is a smart electric car with the sector’s first Vehicle Integrated Computer (VIC), an incredibly powerful personal computer, gives users access to the same entertainment, productivity, and even Web3.0 access their home computing systems give them. By bringing the Internet of Things to personal vehicles, INDIEV want to help consumers broadcast their most authentic, individual self to the world around them, while providing an aesthetic, high-performance ride.

Based in Los Angeles, INDIEV has assembled a team of highly talented individuals from various industries and disciplines to achieve the company’s unique vision.

To find out more about INDIEV, please visit http://www.INDIEV.com.

About Malacca

Malacca, incorporated as a Cayman Islands exempted company is a special purpose acquisition company, or SPAC, formed for the purpose of effecting an initial business combination. Since its initial public offering, Malacca has focused its search for an initial business combination on businesses that may provide significant opportunities for attractive investor returns. Malacca consummated its initial public offering on July 17, 2020. Its units, Class A ordinary shares and public warrants are each traded on the Nasdaq Capital Market under the symbols “MLACU”, “MLAC” and “MLACW,” respectively.

Additional Information and Where to Find It

This press release is provided for informational purposes only and contains information with respect to a proposed business combination (the “Proposed Business Combination”) among Malacca and INDIEV. In connection with the Proposed Business Combination, Malacca intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement to Malacca shareholders and a prospectus for the registration of Malacca securities in connection with the Proposed Business Combination (as amended from time to time, the “Registration Statement”). After the Registration Statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to the shareholders of Malacca as of the record date in the future to be established for voting on the Proposed Business Combination and will contain important information about the Proposed Business Combination and related matters. Shareholders of Malacca and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents, because they will contain important information about Malacca, INDIEV and the Proposed Business Combination. Shareholders and other interested persons will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other relevant materials in connection with the Proposed Business Combination, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Malacca Straits Acquisition Company Limited, Unit 601-2, St. George’s Building, 2 Ice House Street Central, Hong Kong, Attn: Gordon Lo, Chief Executive Officer. The information contained on, or that may be accessed through, the websites referenced in this press release in each case is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

This press release is not a solicitation of a proxy from any investor or securityholder. Malacca, INDIEV and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Malacca’s shareholders in connection with the Proposed Business Combination. Malacca’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Malacca in Malacca’s Form 10-K, filed with the SEC on March 31, 2022, or its Form 10-Q, filed with the SEC on August 18, 2022. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Malacca’s shareholders in connection with the Proposed Business Combination will be set forth in the proxy statement/prospectus for the Proposed Business Combination, accompanying the Registration Statement that Malacca intends to file with the SEC. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Business Combination will likewise be included in that Registration Statement. You may obtain free copies of these documents as described above.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Malacca’s and INDIEV’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. No representations or warranties, express or implied are given in, or in respect of, this press release. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

These forward-looking statements and factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability of the parties to complete the transactions contemplated by the Proposed Business Combination in a timely manner or at all; the risk that the Proposed Business Combination or other business combination may not be completed by Malacca’s business combination deadline and the potential failure to obtain an extension of the business combination deadline; the outcome of any legal proceedings that may be instituted against Malacca, INDIEV or others following the announcement of the Proposed Business Combination and any definitive agreements with respect thereto; the inability to satisfy the conditions to the consummation of the Proposed Business Combination, including the approval of the Proposed Business Combination by the shareholders of Malacca; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the Proposed Business Combination; the ability to meet stock exchange listing standards following the consummation of the Proposed Business Combination; the effect of the announcement or pendency of the Proposed Business Combination on INDIEV’s business relationships, operating results, current plans and operations of INDIEV; the ability to recognize the anticipated benefits of the Proposed Business Combination, which may be affected by, among other things, competition, the ability of INDIEV to grow and manage growth profitably; the possibility that INDIEV may be adversely affected by other economic, business, and/or competitive factors ; INDIEV’s estimates of expenses and profitability; expectations with respect to future operating and financial performance and growth, including the timing of the completion of the Proposed Business Combination; INDIEV’s ability to execute on their business plans and strategy; and other risks and uncertainties described from time to time in filings with the SEC.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by Malacca from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. There may be additional risks that neither Malacca nor INDIEV presently know, or that Malacca and INDIEV currently believe are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward-looking statements in this press release. Neither Malacca nor INDIEV undertakes any obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date of this press release, except as required by applicable law.

CONTACTS:

For INDIEV, Inc.

Frank Modiri

VP Administration

310.598.5448

frankmodiri@indiev.com

Corporate Communications

310.598.5448

Contact@indiev.com

Investor Relations

310.598.5448

Invest@indiev.com

For Malacca Straits Acquisition Company Limited:

Gordon Lo, Chief Executive Officer

Stanley Wang, Chief Financial Officer

Telephone No.: +852 21060888

Email: gordon@malaccastraits.net; stanley@malaccastraits.net

For Malacca Straits Management Company Limited

Ivan Wong, Director

Telephone No.: +852 21060888

Email: ivanwong.kl@gmail.com

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